Exhibit (a)(1)(A)

AGILE SOFTWARE CORPORATION

EXCHANGE OFFER

STOCK OPTIONS WITH AN EXERCISE PRICE

OF $6.76 OR GREATER FOR

NEW STOCK OPTIONS

The exchange offer and withdrawal rights expire at

midnight, U.S. Pacific (San Jose) Time, on Friday, August 19, 2005, unless the exchange offer is extended.

Agile Software Corporation is offering to exchange “eligible options” held by “eligible employees” for new stock options.

•	“Eligible options” include all outstanding stock options with an exercise price of $6.76 or greater;

•	“Eligible employees” include each person who:

•	holds eligible options;

•	is an employee of Agile or one of its subsidiaries on the date this exchange offer is made;

•	continues to be an employee of Agile or one of its subsidiaries, and has neither submitted nor received a notice of termination, on the date this exchange offer expires; and

•	is neither employed in Belgium or Canada, nor a U.S. taxpayer resident in China.

The commencement date of this exchange offer is July 11, 2005. We are making this exchange offer upon the terms and subject to the conditions described in this exchange offer and in the related letter of transmittal. We have filed a form of the Letter of Transmittal as Exhibit (a)(1)(B) to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on July 8, 2005, and have included a copy with this exchange offer. You are not required to accept this exchange offer. If you choose to tender an eligible option grant for exchange, you must tender the entire eligible option grant but need not tender other eligible option grants.

Shares of our common stock are quoted on the Nasdaq National Market under the symbol “AGIL.” On June 30, 2005, the last reported price of our common stock on the Nasdaq National Market was $6.30 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the exchange offer.

You should direct questions about this exchange offer or requests for additional copies of this exchange offer or the letter of transmittal to Stock Administration at optionexchange@agile.com (telephone: (408) 284-4011).

IMPORTANT

If you wish to tender your eligible options for exchange, you must complete and sign the letter of transmittal and return it to Agile before 12:00 midnight, U.S. Pacific (San Jose) Time, on Friday, August 19, 2005 (or such later date as may apply if this exchange offer is extended) by one of the following means:

Via Mail or Courier

Agile Software Corporation

6373 San Ignacio Avenue

San Jose, California 95119

Attn: Stock Administration

Via Facsimile

Agile Stock Administration, Fax No. (408) 284-3620

Via Electronic Delivery

Scan the completed and signed letter of transmittal and e-mail it to optionexchange@agile.com.

You do not need to return your stock option agreements for your eligible options to effectively elect to participate in this exchange offer.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your eligible options in this exchange offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this exchange offer other than the information and representations contained in this exchange offer or in the related letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this exchange offer. We encourage you to carefully read the remainder of this exchange offer and the accompanying letter of transmittal because the information in this summary is not complete and may not contain all of the information that is important to you. Where appropriate, we have included references to the relevant sections of this exchange offer where you can find a more complete description of the topics in this summary.

QUESTION 1. WHY ARE WE MAKING THIS EXCHANGE OFFER?

We recognize that our employee stock options, approximately 80% of which are “underwater” (the exercise price is higher than the market value of the shares) are not serving their retention and compensatory purposes. This exchange offer is intended to improve our ability to retain our employees, and to reduce the “overhang” of options outstanding in relation to our overall stock outstanding. We believe that both of these objectives are well served by this exchange offer. As it relates to employee retention, we believe that the currently outstanding—often deeply underwater—options are not providing the ownership interest and financial opportunity that we believe is important to retaining you, our employees. The exchange offer has also been structured to reduce the option “overhang,” which is a benefit to Agile and its stockholders. See Section 2, “Purpose of this Exchange Offer.”

QUESTION 2. WHAT IS THE EXCHANGE OFFER?

We are giving eligible employees the opportunity to exchange “underwater” stock options for new options priced at $0.001 per share. While the economic benefit of the exchange is intended to be as equivalent as possible regardless of where an employee resides, the structure of the new options is different for U.S. employees and non-U.S. employees in order to avoid unintended income tax implications for our employees in the different jurisdictions. U.S. employees who participate in the exchange offer will receive new options that are immediately exercisable for restricted stock which is subject to vesting. Non-U.S. employees will receive options that become exercisable as they vest. The vesting—and hence the opportunity to sell the underlying shares and realize a benefit—under both the restricted stock and the non-U.S. options is identical. The following illustrates the exchange offer as it relates to both U.S. and non-U.S. employees:

*	For options held by employees outside of the U.S., “vesting” refers to the date on which the options are first exercisable. For restricted stock, “vesting” means the date on which the company’s right to reacquire the shares lapses.

QUESTION 3. WHAT SECURITIES ARE WE OFFERING TO EXCHANGE, AND WHO CAN PARTICIPATE IN THE EXCHANGE OFFER?

We are offering to exchange all outstanding eligible options, whether or not currently vested, held by eligible employees. You can only participate in this exchange if you:

•	hold options with an exercise price of $6.76 or greater;

•	are employed by Agile or one of our subsidiaries the date this exchange offer is made;

•	continue to be employed by Agile or one of our subsidiaries, and have neither submitted nor received a notice of termination, on the date this exchange offer expires; and

•	are not employed in Canada or Belgium, nor a U.S. taxpayer resident in China.

QUESTION 4. HOW MANY NEW OPTION SHARES WILL I RECEIVE IN EXCHANGE FOR THE ELIGIBLE OPTIONS I TENDER?

You will receive one (1) new option share (a right to acquire one (1) share of stock) for each three (3) option shares tendered and accepted by us. If you were granted options on more than one occasion, and more than one option grant is tendered, a single new option grant that takes into account, on a grant-by-grant basis, all of the eligible options tendered will be issued. In all cases, the number of shares subject to the new option will be rounded up to the nearest whole share.

For example:

•	Employee A holds one eligible option grant to purchase 1,000 shares, and tenders that option grant for exchange. Employee A would receive a new option to purchase 334 shares (1,000/3 = 333.33 shares, which rounds up to 334).

•	Employee B holds three eligible option grants to purchase 500 shares, 600 shares and 800 shares, respectively, and tenders all three option grants for exchange. Employee B would receive a new option to purchase 634 shares (500/3 + 600/3 + 800/3 = 633.34, which rounds up to 634).

See Section 5, “Acceptance of Options for Exchange and Cancellation and Issuance of New Options.”

QUESTION 5. WHAT ARE THE GENERAL TERMS OF THE NEW OPTIONS?

•	Exercise Price. New options will have an exercise price of $0.001 per share.

•	Exercisability and Term of Option—U.S. Employees. New options granted to U.S. employees (including U.S. taxpayers employed in India) will be immediately exercisable for restricted stock and will only be exercisable until November 30, 2005. If U.S. employees leave their employment with Agile or any of its subsidiaries for any reason while restricted shares remain unvested, the unvested shares of restricted stock will be forfeited to Agile.

•	Exercisability and Term of Option—Non-U.S. Employees. New options granted to non-U.S. employees will become exercisable as they vest, will be exercisable only for vested shares, and will remain exercisable for six years, subject to earlier termination upon any termination of your Agile employment.

See Section 8, “Source and Amount of Consideration; Terms of New Options,” Section 13, “Material U.S. Federal Income Tax Consequences.”

QUESTION 6. WHEN WILL THE NEW OPTIONS VEST?

The vesting schedule will generally be the same for U.S. employees and non-U.S. employees. However, because of the different tax rules, vesting will operate differently in the United States and other countries. For U.S. employees (including U.S. taxpayers employed in India), “vesting” refers to the lapse of Agile’s right to reacquire shares of restricted stock purchased upon the exercise of new options. For non-U.S. employees, “vesting” refers to the date on which a new option becomes exercisable.

Vesting under the new options will occur as follows:

Option Shares	Vesting Date
1/3 of the new option shares	December 1, 2005

1/3 of the new option shares	September 1, 2006

1/3 of the new option shares	June 1, 2007

Note that the overall vesting under the new options may be longer than the vesting under the existing options surrendered in the exchange.

QUESTION 7. WHAT HAPPENS IF MY EMPLOYMENT TERMINATES BEFORE THE END OF THE EXCHANGE OFFER (CURRENTLY SCHEDULED FOR AUGUST 19, 2005)?

If you have tendered options under this exchange offer and your employment with us or one of our subsidiaries, as the case may be, terminates for any reason, or if you receive or submit a notice of termination before the exchange offer expires, your tender will be automatically deemed withdrawn, and you may exercise your existing options for a limited time to the extent they are vested and in accordance with their terms.

If you are currently considered an “at-will” employee, this exchange offer does not change that status, and your employment may be terminated by us or by you at any time, including before the exchange offer expires, for any reason, with or without cause.

QUESTION 8. WHAT HAPPENS IF MY EMPLOYMENT TERMINATES BEFORE ALL OF MY NEW STOCK OPTIONS (OR SHARES OF RESTRICTED STOCK PURCHASED BY EXERCISING NEW OPTIONS) VEST?

For U.S. employees (including U.S. taxpayers employed in India), if your employment is terminated or you quit before all of your restricted stock vest(s), you will forfeit all shares to the extent that they remain unvested on your final day of employment. You will receive no consideration for such forfeited shares. You will own and be able to keep all vested shares of common stock that you received prior to your last day of employment with us.

For non-U.S. employees, you will generally have a limited period after the date of your final day of employment with us to exercise your stock options to the extent that they are vested as of your final date of employment. If you do not exercise them within that period, you will forfeit all unexercised options, whether vested or unvested, and will not receive any compensation for such forfeited options.

QUESTION 9. DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS, OR MAY I DECIDE TO EXCHANGE ONLY A PORTION OF MY ELIGIBLE OPTIONS?

You do not have to exchange any of your eligible options in this exchange offer. If you choose to exchange eligible options represented by a particular stock option grant, you must exchange all eligible options represented by that particular grant but need not exchange other eligible options represented by different grants. If you attempt to exchange some but not all outstanding options represented by a particular grant, we will reject your tender of that particular grant. Such rejection will not affect any other eligible options that are properly tendered.

QUESTION 10. MAY I EXCHANGE UNVESTED OPTIONS?

Yes. You may exchange all eligible options, whether or not they are vested. See question 6 above for a discussion of vesting under the new options.

QUESTION 11. MAY I EXCHANGE OPTIONS THAT I HAVE ALREADY EXERCISED?

No. This exchange offer only pertains to options and does not apply in any way to shares purchased upon the exercise of options or pursuant to our Employee Stock Purchase Plan. If you have exercised an eligible option in its entirety, that option is no longer outstanding and is therefore not eligible for this exchange offer. If you have exercised an eligible option in part, the remaining outstanding (unexercised) portion of the option is eligible for this exchange offer.

QUESTION 12. DO I HAVE TO PAY ANY MONEY IN CONNECTION WITH THIS EXCHANGE OFFER?

You will not be required to pay any money, but must surrender for cancellation your eligible options, in order to participate in the exchange offer. If you participate in the exchange offer you will be granted a new option. You will be required to pay the exercise price of $0.001 per share to exercise your new options and purchase shares of common stock (restricted shares for U.S. employees). As more fully described in response to Question 16, you will generally be required to pay applicable taxes in connection with the new options (a) for non-U.S. employees at the time the new option is exercised and (b) for U.S. employees, at the time the underlying restricted stock vests.

QUESTION 13. WHEN WILL I RECEIVE MY NEW STOCK OPTION AGREEMENT?

We expect to issue new stock option agreements promptly following the date that tendered options are accepted for exchange. The scheduled expiration date of this exchange offer is Friday, August 19, 2005, and we expect to accept all tendered options promptly thereafter, unless we extend this exchange offer.

QUESTION 14. WHEN WILL THE NEW STOCK OPTIONS EXPIRE?

New stock options granted to U.S. employees (including U.S. taxpayers employed in India) will expire if not exercised by November 30, 2005.

New stock options granted to non-U.S. employees will expire 6 years from the date of grant, but will expire earlier if your Agile employment terminates. See also the answer to Question 5.

QUESTION 15. WHAT IS THE SOURCE OF THE COMMON STOCK THAT WILL BE ISSUED UPON EXERCISE OF NEW STOCK OPTIONS?

In all cases, the shares subject to new stock options will be issued from the share pools authorized under our 1995 plan and our 2000 plan. See Section 8, “Source and Amount of Consideration; Terms of New Options.” All eligible options tendered to, and accepted by, us that were originally granted under the 1995 plan or 2000 plan will be cancelled, thereby providing additional stock for future grants or awards under the plans. See Section 11, “Status of Options Acquired by Us in the Exchange Offer; Accounting Consequences of the Exchange Offer.”

QUESTION 16. WILL I HAVE TO PAY TAXES IF I EXCHANGE MY ELIGIBLE OPTIONS IN THE EXCHANGE OFFER?

We do not believe that you will incur immediate tax consequences when you exchange your options. You will generally be required to pay applicable taxes in connection with the new options as follows:

(a) U.S. employees (including U.S. taxpayers in India) will recognize taxable income at the time the restricted stock vests on the spread between the purchase price you paid for the restricted stock ($0.001/share)

and the fair market value of the restricted stock on the vesting date, and we will have an obligation to withhold income and payroll taxes, much like the obligation that arises when we pay you a salary or a bonus.

(b) Non-U.S. employees will recognize taxable income at the time the new option is exercised. In some jurisdictions, we will have an obligation to withhold income and payroll taxes, much like the obligation that arises when we pay you a salary or a bonus.

See Question 17 for a discussion of tax withholding and Section 13, “Material U.S. Federal Income Tax Consequences,” Section 14, “Material International Tax Consequences” and Schedules B-L for additional detail.

QUESTION 17. HOW WILL INCOME AND PAYROLL TAXES BE HANDLED?

For U.S. employees, each time restricted stock purchased on exercise of a new option vests, we will withhold sufficient shares to cover the withholding obligation, based on the market value of our common stock at the time of vesting.

For Non-U.S. employees, you will be required to pay taxes due at the time of exercise.

See Schedules B-L for additional detail.

QUESTION 18. IF I TENDER ELIGIBLE OPTIONS IN THE EXCHANGE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER EQUITY INCENTIVES?

We intend to continue to review our equity-based incentive programs from time to time. As a result of this review, we may decide to grant you additional equity incentives. Participation or non-participation in the exchange offer will not affect your eligibility for future equity or other incentives. See Section 11, “Status of Options Acquired by Us in the Exchange Offer; Accounting Consequences of the Exchange Offer.”

QUESTION 19. WHAT HAPPENS TO MY NEW OPTIONS IF AGILE IS ACQUIRED?

The option plans generally provide that the vesting of options and restricted stock accelerates 100% in the event of a change of control where the plans are not assumed by the acquiring company. Where the plans are assumed, the options become exercisable for, and restricted stock converts into, the same security and on the same exchange ratio as applies to Agile’s common stock in the acquisition. The plans further generally provide that if there is a change of control and the options are assumed and within 18 months following the change of control an optionee’s employment is terminated without cause, then the terminated employee will receive an additional 18 months’ vesting under the options or restricted stock.

The terms of the exchange offer (other than the expiration date which may be extended) and the terms of the new options that will be issued would not change if we acquire another entity.

QUESTION 20. WHEN DOES THIS EXCHANGE OFFER EXPIRE? CAN THIS EXCHANGE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

This exchange offer expires at 12:00 midnight, U.S. Pacific (San Jose) Time, on Friday, August 19, 2005. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of this exchange offer at any time. If we extend this exchange offer, we will publicly announce the extension no later than 9:00 a.m., U.S. Pacific (San Jose) Time, on the next business day after the last previously scheduled or announced expiration date. See Section 14, “Extension of Exchange Offer; Termination; Amendment.”

QUESTION 21. HOW DO I TENDER MY ELIGIBLE OPTIONS?

If you wish to tender your eligible options for exchange, you must complete and sign the letter of transmittal and return it to Agile before 12:00 midnight, U.S. Pacific (San Jose) Time, on Friday, August 19, 2005 (unless such later date as may apply if this exchange offer is extended) by one of the following means:

Via Mail or Courier

Agile Software Corporation

6373 San Ignacio Avenue

San Jose, California 95119

Attn: Stock Administration

Via Facsimile

Agile Stock Administration, Fax No. (408) 284-3620

Via Electronic Delivery

Scan the completed and signed letter of transmittal and e-mailing it to optionexchange@agile.com.

You do not need to return your stock option agreements for your eligible options to effectively elect to participate in this exchange offer.

Your election will be effective only upon receipt of your letter of transmittal by Stock Administration. You should review this exchange offer and the letter of transmittal carefully before making your election.

We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine would be unlawful to accept. See Section 3, “Procedures for Tendering Options.” Subject to our rights to extend, terminate and amend this exchange offer, we currently expect that we will accept all properly tendered options promptly after the scheduled expiration date, which is currently Friday, August 19, 2005.

QUESTION 22. DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

You may withdraw your tendered options at any time before the exchange offer expires at 12:00 midnight, U.S. Pacific (San Jose) Time, on Friday, August 19, 2005. If we extend the exchange offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the exchange offer. If we have not accepted your tendered options by September 2, 2005, you will also have the right to withdraw your tendered options after that date and until we accept your tendered options. To withdraw tendered options, you must deliver to us a written notice of withdrawal with the required information while you still have the right to withdraw the tendered options. The notice of withdrawal may be delivered by any of the means indicated for a valid tender as indicated in question 21 above.

Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described in this exchange offer. See Section 4, “Withdrawal Rights.”

QUESTION 23. DO I HAVE TO RETURN A LETTER OF TRANSMITTAL OR ANY OTHER DOCUMENT IF I DO NOT WANT TO EXCHANGE MY OPTIONS?

No. You do not have to return any documents to us if you do not wish to exchange your eligible options in this exchange offer.

QUESTION 24. WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THIS EXCHANGE OFFER OR IF MY OPTIONS ARE NOT ACCEPTED FOR EXCHANGE?

If you do not accept this exchange offer, or if we do not accept all tendered options, you will keep all of your current options, and you will not receive any new stock options as part of the exchange offer. No changes will be made to your current options.

QUESTION 25. DOES OUR BOARD OF DIRECTORS HAVE A RECOMMENDATION ABOUT THIS EXCHANGE OFFER?

Our Board of Directors is not making a recommendation about this offer. Although the compensation committee of our board of directors and our board of directors have approved this exchange offer, they recognize that the decision to accept it is an individual one that should be based on a variety of factors. As a result, you should consult with your personal advisors if you have questions about your financial or tax situation. Neither we, the compensation committee nor our board of directors is making a formal recommendation to employees as to whether or not to accept this exchange offer.

QUESTION 26. IS THERE ANY INFORMATION REGARDING AGILE THAT I SHOULD BE AWARE OF?

Yes. Your decision of whether to accept or reject this exchange offer should take into account the factors described in this exchange offer as well as the various risks and uncertainties inherent in our business. These risks include, but are not limited to, those risks set forth in our Annual Report on Form 10-K for the fiscal year ended April 30, 2004 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2005. In addition, before making your decision to tender your eligible options, you should carefully review the information about Agile discussed in Section 9 of this exchange offer. This information includes an update on recent events affecting our business and explains where you can find additional information about us.

QUESTION 27. WHAT ARE THE ACCOUNTING CONSEQUENCES TO US OF MAKING THIS EXCHANGE OFFER?

We are currently estimating that we will take a net non-cash compensation charge for this exchange of up to $5 million (assuming all eligible options are exchanged). Any accounting charges will be recognized over the vesting period of the restricted shares and the vesting period of any remaining new stock options. However, the calculation of the actual non-cash compensation charge to be recorded and the timing of the recognition of the charge are dependent upon the number of options tendered for exchange. See Section 11, “Accounting Consequences of the Exchange Offer.”

QUESTION 28. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THIS EXCHANGE OFFER?

For additional information or assistance, you should contact: Stock Administration at optionexchange@agile.com (telephone: (408) 284-4011).

In addition to these resources, we also plan to arrange for question and answer sessions about this exchange offer. These sessions will not be a solicitation or make any recommendations whatsoever with respect to this exchange offer. For example, we will not be able to answer questions about your personal situation or otherwise provide an assessment of the merits of this exchange offer. You should consult your personal advisors if you have questions about your financial or tax situation. We will be providing you information about the timing and location of the question and answer sessions in the coming days.

THE EXCHANGE OFFER

1. NUMBER OF NEW OPTIONS

Agile Software Corporation is offering to exchange “eligible options” held by “eligible employees” for new stock options, subject to the terms and conditions described in this exchange offer and the related letter of transmittal, as each may be amended from time to time.

•	“Eligible options” include all outstanding stock options with an exercise price of $6.76 or greater;

•	“Eligible employees” include each person who:

•	holds eligible options;

•	is an employee of Agile or one of its subsidiaries on the date this exchange offer is made;

•	continues to be an employee of Agile or one of its subsidiaries, and has neither submitted nor received a notice of termination, on the date this exchange offer expires; and

•	is neither employed in Belgium or Canada, nor a U.S. taxpayer resident in China.

In exchange for your eligible options, we will grant you a new option to buy one (1) share for each three (3) option shares tendered and accepted by us. If more than one option grant is tendered, a single new option grant that takes into account, on an option-by-option basis the old options tendered, will be issued. In all cases, the number of shares subject to the new option will be rounded up to the nearest whole share.

If you choose to exchange eligible options represented by a particular stock option grant, you must exchange all eligible options represented by that particular grant but need not exchange other eligible options represented by different grants. If you attempt to exchange some but not all outstanding options represented by a particular grant, we will reject your tender of that particular grant. Such rejection will not affect any other eligible options that are properly tendered.

2. PURPOSE OF THE EXCHANGE OFFER.

We are making this exchange offer for compensatory purposes and to further advance our corporate goals of retaining, motivating and providing incentives to our employees. We are also seeking to reduce the “overhang” of stock options. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this exchange offer, we intend to maximize stockholder value by creating better performance incentives for, and thus increasing retention of, our employees. The exchange offer has also been structured to reduce the option “overhang,” which is a benefit to Agile and its stockholders.

Although the compensation committee of our board of directors and our board of directors have approved this exchange offer, we recognize that the decision to accept it is an individual one that should be based on a variety of factors. You should consult with your personal advisors if you have questions about your financial or tax situation. Neither we, the compensation committee nor our board of directors is making a formal recommendation to employees as to whether or not to accept this exchange offer.

3. PROCEDURES FOR TENDERING ELIGIBLE OPTIONS.

GENERAL. Our exchange offer is subject to the terms and conditions described in this exchange offer and the letter of transmittal. We will not accept eligible options unless they are properly tendered and not validly withdrawn.

The term “expiration date” means 12:00 midnight, U.S. Pacific (San Jose) Time, on Friday, August 19, 2005, unless and until we, in our discretion, extend the period of time during which this exchange offer will remain open. If we materially change the terms of this exchange offer or the information about the exchange offer, or if we waive a material condition of this exchange offer, we will extend the exchange offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an exchange offer must remain open following material changes in the terms of the exchange offer or information about the exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we extend the period of time during which this exchange offer remains open, the term “expiration date” will refer to the latest time and date at which the exchange offer expires. Section 14 of this exchange offer describes our rights to extend, delay, terminate and amend this exchange offer, and this Section 3 describes our rights to accept or reject tendered options.

If we decide to take any of the following actions, we will publish a notice of the action:

•	increase or decrease what we will give you in exchange for your eligible options, or

•	increase or decrease the number or type of options eligible to be exchanged in this exchange offer.

If the exchange offer is scheduled to expire within 10 business days from the date we notify you of such an increase or decrease, we will extend this exchange offer for a period of at least 10 business days after the date the notice is published.

For purposes of this exchange offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and a “trading day” means any business day on which a closing sale price of our common stock is reported on the Nasdaq National Market.

MAKING YOUR ELECTION. If you wish to tender your eligible options for exchange, you must complete and sign the letter of transmittal and return it to Agile before 12:00 midnight, U.S. Pacific (San Jose) Time, on Friday, August 19, 2005 (unless such later date as may apply if this exchange offer is extended) by one of the following means:

Via Mail or Courier

Agile Software Corporation

6373 San Ignacio Avenue

San Jose, California 95119

Attn: Stock Administration

Via Facsimile

Agile Stock Administration, Fax No. (408) 284-3620;

Via Electronic Delivery

Scan the completed and signed letter of transmittal and e-mail it to optionexchange@agile.com.

You do not need to return your stock option agreements for your eligible options to effectively elect to participate in this exchange offer.

DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to the number of shares subject to eligible options and the validity, form, eligibility (including time of receipt) and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. We may waive any defect or irregularity in any tender with respect to any particular options or any particular option holder. No eligible options will be accepted for exchange until the option holder exchanging the eligible options has cured all defects or irregularities to our satisfaction, or they have been waived by us, prior to the expiration date. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of any defects or irregularities.

OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. If you properly elect to exchange your eligible options according to the procedures described above, you will have accepted the terms and conditions of this exchange offer. Our acceptance of eligible options that are properly tendered will form a binding agreement between us and you on the terms and subject to the conditions of this exchange offer. Subject to our rights to extend, terminate and amend this exchange offer, we currently expect that we will accept promptly after the expiration of this exchange offer all properly tendered eligible options for which a letter of transmittal has been properly delivered and that have not been validly withdrawn. You will be required to enter into a stock option agreement governing the terms of your new stock options.

4. WITHDRAWAL RIGHTS.

If you elect to accept this exchange offer as to some or all of your eligible options and later change your mind, you may withdraw your tendered options, and reject this offer, by following the procedure described in this Section 4. Please note that, just as you may not tender only part of an eligible option, you may also not withdraw your election with respect to only part of an eligible option. Accordingly, if you elect to withdraw previously tendered options represented by a particular grant, you must reject this exchange offer with respect to all of the eligible options represented by that particular option grant but need not reject other eligible options represented by different option grants.

You may withdraw your tendered options at any time before 12:00 midnight, U.S. Pacific (San Jose) Time, on Friday, August 19, 2005. If we extend this exchange offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of this exchange offer. In addition, if we have not accepted your tendered options by September 2, 2005, you will also have the right to withdraw your tendered options after that date and until your tendered options have been accepted. We currently intend to accept properly tendered options promptly after the scheduled expiration date of the exchange offer, which is currently Friday, August 19, 2005.

To validly withdraw tendered options, you must deliver to us (via the means and to the mailing address, fax number or e-mail address set forth in Section 3), the written notice of withdrawal, properly completed, while you still have the right to withdraw the tendered options. The notice of withdrawal must specify your name and the options to be withdrawn. We have filed a form of the notice of withdrawal as Exhibit (a)(1)(F) to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on July 8, 2005. We will deliver a copy of the notice of withdrawal to all option holders that validly elect to participate in this exchange offer.

You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of this exchange offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 3 of this exchange offer.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices to withdrawal. Our determinations of these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW STOCK OPTION AGREEMENTS.

Upon the terms and subject to the conditions of this exchange offer, we currently expect to accept for exchange options properly tendered and not validly withdrawn promptly after the scheduled expiration date of the exchange offer, which is currently Friday, August 19, 2005. Once we have accepted options tendered by you, the options you tendered will be canceled and you will no longer have any rights under those options. We currently expect to issue new stock option agreements promptly after we accept tendered options. If this exchange offer is extended, then the issuance date of the new stock options will also be extended.

Promptly after we cancel options tendered for exchange, we will send each tendering option holder a letter indicating the number of option shares that we have accepted for exchange, the date of acceptance, as well as the number of shares subject to the new stock option that will be issued to each tendering option holder. We filed a form of this letter with the Securities and Exchange Commission on July 8, 2005 as an exhibit to the Tender Offer Statement on Schedule TO.

If you have tendered options for exchange and, prior to the expiration of this exchange offer, you submit or receive a notice of termination of employment, your tender will be automatically withdrawn as to all eligible options. You will be entitled to exercise the withdrawn eligible options for a limited time to the extent they are vested and in accordance with their terms. Agile will not accept for exchange any options held by any person who, as of the expiration of the exchange offer, is no longer an employee of Agile or one of our subsidiaries or to or from whom a notice of termination has been delivered or received.

6. CONDITIONS OF THE EXCHANGE OFFER.

Notwithstanding any other provision of this exchange offer, we will not be required to accept any options tendered to us, and we may terminate or amend this exchange offer, or postpone our acceptance and cancellation of any options tendered to us, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time before the expiration date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case, the occurrence of such event or events makes it inadvisable for us to proceed with this exchange offer:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this exchange offer, the issuance of new options, or otherwise relates in any manner to this exchange offer;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this exchange offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•	make the acceptance for exchange of, or issuance of new stock options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of this exchange offer or otherwise relates in any manner to this exchange offer;

•	delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

•	in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Agile or its subsidiaries or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

(c) there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement and/or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

•	any significant change in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Agile or its subsidiaries or on the trading in our common stock;

•	any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that of our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with this exchange offer;

•	in the case of any of the foregoing existing at the time of the commencement of this exchange offer, a material acceleration or worsening thereof;

(d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the expiration date of this exchange offer;

•	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the expiration date of this exchange offer shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

(e) there shall have occurred any change in generally accepted accounting principles which could or would require us for financial reporting purposes to record compensation expense (other than the compensation expense contemplated for the new stock options and restricted stock) against our earnings in connection with the exchange offer; or

(f) the delisting of our stock from the Nasdaq National Market.

The conditions to this exchange offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to this exchange offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7. PRICE RANGE OF COMMON STOCK.

Our common stock is quoted on the Nasdaq National Market under the symbol “AGIL.” The following table lists, for the periods indicated, the high and low closing prices per share of our common stock on the Nasdaq National Market.

	High	Low
Fiscal Year ended April 30, 2003
First Quarter	$8.60	$5.41
Second Quarter	$7.47	$5.11
Third Quarter	$9.14	$6.15
Fourth Quarter	$7.60	$5.88

Fiscal Year Ended April 30, 2004
First Quarter	$10.55	$6.40
Second Quarter	$11.30	$8.18
Third Quarter	$12.19	$9.21
Fourth Quarter	$10.82	$7.55

Fiscal Year Ending April 30, 2006
First Quarter (through June 30, 2005)	$6.12	$6.77

Our stock price has been, and in the future may be, highly volatile. The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, some of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology companies, and that have often been unrelated or disproportionate to the operating performance of these companies.

We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

CONSIDERATION. The new stock options issued in exchange for eligible options properly tendered and accepted for exchange and cancellation by us will be issued from our 1995 plan and our 2000 plan.

As of June 30, 2005, there were 19,457,924 options issued and outstanding, of which options to purchase approximately 14 million shares of our common stock at a weighted average exercise price of $9.93 per share are eligible for exchange in this exchange offer. The options eligible for exchange in this exchange offer equal approximately 26% of the total shares of our common stock issued and outstanding as of June 30, 2005. If we receive and accept for exchange all outstanding eligible options, we will cancel approximately 14 million existing options and issue a total of approximately 4.7 million new stock options.

TERMS OF NEW STOCK OPTIONS. We will issue the new stock options under our 1995 plan and our 2000 plan, and evidence them by a stock option agreement between us and each option holder whose tendered options in this exchange offer are accepted and cancelled. The new stock option agreement will be substantially the same as the form of stock option agreement attached as Exhibit (d)(3) and Exhibit (d)(4) to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on July 8, 2005. You must execute the new stock option agreement to be entitled to your new stock options. We currently expect to begin the process of delivering executed new stock option agreements promptly after the date that we accept tendered options, which will be promptly after the scheduled expiration date of the exchange offer, which currently is Friday, August 19, 2005. If we extend the expiration date of the exchange offer, then the issuance date of new stock options will be extended as well.

REGISTRATION OF COMMON STOCK. All shares of common stock to be issued in connection with the new stock options have been registered under the Securities Act on Registration Statements on Forms S-8 filed by us with the SEC. Unless you are considered one of our “affiliates,” you will generally be able to sell your shares of common stock free of any transfer restrictions under applicable securities laws.

SUMMARY OF OUR 1995 PLAN AND 2000 PLAN

The 1995 Plan and 2000 plan are substantially similar and, unless otherwise noted, the description applies to each of these plans. The information in this summary is not complete and we recommend that you review each of our 1995 plan, the 2000 plan and the form of stock option agreement.

PURPOSE. The purpose of our plans is to give participants an opportunity to acquire a proprietary interest in the company as an incentive for them to remain in the service of the Company.

ADMINISTRATION. Our compensation committee administers the plans. Subject to the terms of the plan, the committee has the authority to determine the persons to whom options and other awards will be granted, subject to eligibility requirements for grants of incentive stock options, and the terms of the options and other awards granted, including:

•	the number of shares subject to each award,

•	when the option or other awards becomes exercisable,

•	the per share exercise or purchase price,

•	the duration of the option or other award,

•	the time, manner and form of payment upon the exercise of an option or other award, and

•	other terms and provisions governing the option or other award.

The interpretation and construction by the committee of any provision of the plans or of any award granted under those plans are final unless otherwise determined by our board of directors.

TYPES OF AWARDS. The plans permit the committee to grant a variety of equity-based awards. The only awards applicable to this exchange offer are stock options.

ELIGIBILITY. The committee is authorized under our plans to grant awards to employees, officers, directors and consultants of Agile and its subsidiaries by providing them with stock options and other awards.

NUMBER OF SHARES. As of June 30, 2005, 1,816,341 shares of common stock were available for future grants under the 1995 plan and 5,984,546 shares were available under the 2000 plan. As of that date, we had granted options to purchase an aggregate of 7,505,519 shares under the 1995 plan and 11,946,505 shares under the 2000 plan, net in each case of cancellations and previously exercised options.

SHARE RESERVE. The maximum aggregate number of shares of common stock that may be issued under the 1995 plan is 10,750,000 shares, plus an annual increase to be added on the first day of each fiscal year beginning with May 1, 2000, equal to the lesser of (i) one million shares, (ii) 5% of the outstanding shares on the last day of the preceding fiscal year, or (iii) a lesser amount determined by the Board of Directors, subject to adjustment upon changes in capitalization of the Company. The maximum aggregate number of shares of common stock that may be issued under the 2000 plan is 19,500,000 shares.

If any outstanding option or award that was originally issued under either plan expires or terminates, the shares allocable to the unexercised portion of that option or award may again be available for purposes of options and awards under the plan from which the option or award was originally issued.

ADJUSTMENTS UPON CHANGE IN CAPITALIZATION. The plans provide that in the event of any change in capitalization, the committee will make appropriate adjustments to outstanding options or other awards. A change in capitalization could result from, among other things, a stock dividend, cash or property dividend, stock split, reverse stock split, share combination, reclassification, recapitalization, merger, consolidation, spin-off, split-up, reorganization, issuance of warrants or rights or debentures, exchange of shares, repurchase of shares, change in corporate structure or a substantially similar event.

TERMINATION AND AMENDMENT. Each plan will terminate when all shares available for issuance have been issued all restrictions have lapsed. Our board of directors will be able to at any time and from time to time amend or terminate the plan. However, to the extent necessary under applicable law, no change will be effective without the requisite approval of our stockholders. In addition, no change will alter or adversely impair any rights or obligations under any stock option and other incentive award previously granted, except with the written consent of the grantee.

TERM. The term of each award under the plans is fixed by the committee.

GRANT AGREEMENTS. Each option grant or other award under the plans must be evidenced by an agreement that describes the terms of the grant.

ACQUISITION OF AGILE. The option plans generally provide that the vesting of options and restricted stock accelerates 100% in the event of a change of control if the plans are not assumed by the acquiring company. If the plans are assumed, the options become exercisable for, and restricted stock converts into, the same security and on the same exchange ratio as applies to Agile’s common stock in the acquisition. The plans further generally provide that if there is a change of control and the options are assumed and within 18 months following the change of control an optionee’s employment is terminated without cause, then the terminated employee will receive an additional 18 months’ vesting under the options or restricted stock.

9. INFORMATION ABOUT AGILE SOFTWARE CORPORATION.

We develop and sell an integrated suite of product lifecycle management (“PLM”) software products and offer related business consulting and implementation services. Our solutions enable our customers to accelerate their time-to-market and revenue, reduce costs, improve product quality, ensure regulatory compliance and drive innovation throughout the product lifecycle. We focus solely on providing PLM solutions to companies in the electronics and high technology, industrial products, life sciences and other industries. Our strategy is to deliver business-ready solutions to streamline the information and process flow within a company’s product operation, that are easy to implement and maintain, and that provide measurable results. Our strategy is industry-focused with product capabilities tailored to the requirements of our target industries. We sell our product through a direct sales channel and distributors.

We were incorporated in California in 1995, and reincorporated in Delaware in 1999. Our principal executive offices are currently located at 6373 Ignacio Avenue, San Jose, California 95119, and our telephone number is (408) 284-4000. A list of our directors and executive officers is attached on Schedule A to this exchange offer. Our World Wide Web site address is www.agile.com. Information contained in our Web site is not incorporated by reference into this report, and you should not consider information contained in our Web site as part of this report. Our common stock is listed on the Nasdaq National Market under the symbol “AGIL”.

Before deciding whether to tender your options under this exchange offer, we encourage you to review the financial information included on pages 2 through 33 of our Annual Report on Form 10-K/A for the fiscal year ended April 30, 2004, and on pages 3 through 17 of our Quarterly Report for the nine months ended January 14, 2005. We are incorporating by reference the financial information referred to in the preceding sentence into this exchange offer. Please see Section 17 of this exchange offer for information about how to obtain copies of this report or our other SEC filings.

SUMMARY FINANCIAL DATA

	Year Ended April 30		Nine Months Ended January 31
	2003	2004	2005
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue	$70,509	$96,305	$84,978
Cost of revenue	23,658	34,702	28,059
Total operating expenses	83,275	86,858	61,951
Interest and other income, net	4,900	3,093	3,047

Net loss	$(36,131)	$(24,095)	$(2,805)

Basic and diluted net loss per share	$(0.75)	$(0.48)	$(0.05)

Consolidated Balance Sheets Data:
Total current assets	$275,323	$195,186	$227,395
Non-current assets	15,627	119,451	93,258

Total assets	$290,950	$314,637	$320,653

Liabilities and Stockholders’ Equity Data:
Total current liabilities	$32,142	$45,385	$49,813
Non-current liabilities	2,562	7,758	7,283
Total stockholders’ equity	256,246	261,494	263,557

Total liabilities and stockholders’ equity	$290,950	$314,637	$320,653

Consolidated Statements of Cash Flows Data:
Cash provided by (used in) operating activities	$(23,218)	$(16,572)	$1,245
Net cash provided by (used in) investing activities	(45,417)	(4,017)	37,330
Net cash provided by financing activities	3,113	9,239	5,271

We are currently estimating that we will take a net non-cash compensation charge for this exchange of up to approximately $5 million (assuming all eligible options are exchanged). The final accounting charge will be recognized over the vesting period of the restricted shares and the vesting period of any remaining new stock options.

Except as otherwise described above or elsewhere in this exchange offer or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

•	a sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend rate or policy, or any material adverse change in our indebtedness or capitalization outside the ordinary course of business;

•	any change in our present board of directors, including any plan or proposal to change the number or term of directors or to fill any existing board vacancies or to change any material terms of the employment contract of any current executive officer;

•	any material change in our corporate structure or business;

•	our common stock not being authorized for quotation on the Nasdaq National Market;

•	our common stock becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Securities Exchange Act; or

•	a change in our certificate of incorporation or bylaws, or any actions which may make it more difficult for any person to acquire control of our company.

10. INTERESTS OF DIRECTORS AND OFFICERS.

Our non-employee directors are not eligible to participate in this exchange offer. Our executive officers as a group beneficially owned eligible options to purchase a total of 2,786,500 shares of our common stock, which represented approximately 20% of all eligible options outstanding as of that date. For information with respect to the beneficial ownership by our directors and executive officers of our common stock, please refer to our 2004 Annual Proxy Statement, incorporated herein by reference.

Other than as otherwise described below and other than ordinary course purchases under our stock incentive plans and ordinary course grants of stock options to non-employee directors and executive officers, there have been no transactions in options to purchase our common stock or that were effected during the past 60 days by us or, to our knowledge, by any of our directors or executive officers. In addition, except as otherwise described below and other than outstanding options to purchase common stock granted from time to time to our non-employee directors and executive officers under our stock incentive plans, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers is a party to any agreement, arrangement, contract, understanding or relationship with any other person relating, directly or indirectly, to this exchange offer with respect to any of our securities.

Non-employee directors do not receive fees for services on the Board, but do receive fees for serving on Board committees as follows: Audit, $20,000 (Chairman: $50,000); Compensation, $10,000 (Chairman: $20,000); Nominating and Governance, $10,000 (Chairman: $20,000). In addition, under the terms of the 1995 plan, each non-employee director automatically receives a nonstatutory option to purchase 100,000 shares of common stock upon his or her initial election as a director and a nonstatutory option to purchase 25,000 shares of common stock each May 1 thereafter, provided the director has served at least six (6) months.

The Compensation Committee, which consists of Nancy Schoendorf and Paul Wahl, reviews and acts on matters relating to compensation levels and benefit plans for key executives of the Company, among other things. The Compensation Committee has met multiple times during fiscal 2005.

11. ACCOUNTING CONSEQUENCES OF THE EXCHANGE OFFER.

We are currently estimating that we will take a net non-cash compensation charge for this exchange of up to $5 million (assuming all eligible options are exchanged). Any accounting charges will be recognized over the vesting period of the restricted stock and the vesting period of any remaining new stock options. However, the calculation of the actual non-cash compensation charge to be recorded and the timing of the recognition of the charge are dependent upon the number of options tendered for exchange.

12. LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by this exchange offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the restricted stock or options as described in this exchange offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of options tendered to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under this exchange offer to accept tendered options and to issue new stock options is subject to the conditions described in Section 6 of this exchange offer.

13. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

A general summary of the material U.S. federal income tax consequences of the exchange of options under this exchange offer is included on Schedule L. This discussion is based on the Internal Revenue Code, Treasury Regulations and administrative rulings and judicial decisions as of the date of this exchange offer, all of which are subject to change, possibly on a retroactive basis, and any change could affect the continuing validity of this discussion. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. This summary applies to you only if you are an individual who is a citizen or resident of the United States, including an individual who is a lawful permanent resident of the United States or who meets the substantial presence test under the Internal Revenue Code. U.S. residents are taxed for U.S. federal income purposes as if they were U.S. citizens. This summary does not discuss state, local and foreign taxes and does not discuss U.S. federal taxes other than income taxes (e.g., estate and gift tax laws).

Tax matters are very complicated, and the tax consequences to you of the exchange of options under this exchange offer will depend on the facts of your particular situation. WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX OR FINANCIAL ADVISOR BEFORE DECIDING TO PARTICIPATE IN THE OFFER.

14. MATERIAL INTERNATIONAL TAX CONSEQUENCES.

A general summary of the tax consequences of participating in the exchange offer for non-U.S. employees, which may differ from and be more adverse than the tax consequences to a U.S. taxpayer or resident, is included on Schedules B-K. These summaries are general in nature and do not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor are they intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you live and/or work in one country, but you are a citizen or resident of another country for local law purposes, consult your tax or financial advisor to determine which tax laws apply to you.

Tax matters are very complicated, and the tax consequences to you of the exchange of options under this exchange offer will depend on the facts of your particular situation. WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX OR FINANCIAL ADVISOR BEFORE DECIDING TO PARTICIPATE IN THE OFFER.

15. EXTENSION OF EXCHANGE OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6, “Conditions of the Exchange Offer,” has occurred or is deemed by us to have occurred, to extend the period of time during which this exchange offer is open and thereby delay the acceptance for exchange and cancellation of any options surrendered or exchanged by publicly announcing the extension and giving oral or written.

Before the expiration date to terminate or amend this exchange offer, we may postpone our decision of whether or not to accept and cancel any eligible options in our discretion. In order to postpone this decision, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, which requires that we must pay the consideration offered or return the tendered options promptly after we terminate or withdraw this exchange offer.

As long as we comply with any applicable laws, we may amend this exchange offer in any way, including decreasing or increasing the consideration exchange offered in this exchange offer to option holders or by decreasing or increasing the number of eligible options to be exchanged or surrendered in this exchange offer.

We may amend this exchange offer at any time by publicly announcing the amendment. If we extend the length of time during which this exchange offer is open, the amendment must be issued no later than 9:00 a.m., U.S. Pacific (San Jose) Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to this exchange offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change, for example, by issuing a press release.

If we materially change the terms of this exchange offer or the information about this exchange offer, or if we waive a material condition of this exchange offer, we will extend this exchange offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules the minimum period an exchange offer must remain open following material changes in the terms of this exchange offer or information about this exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

•	increase or decrease what we will give you in exchange for your eligible options, or

•	increase or decrease the number or type of options eligible to be exchanged in this exchange offer.

If this exchange offer is scheduled to expire within 10 business days from the date we notify you of such an increase or decrease, we will extend this exchange offer for a period of at least 10 business days after the date the notice is published.

16. FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to exchange eligible options under this exchange offer.

17. ADDITIONAL INFORMATION.

This exchange offer is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This exchange offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

(a) our Annual Report on Form 10-K for the fiscal year ended April 30, 2004, filed with the SEC on July 14, 2004 as amended on June 17, 2005;

(b) our Quarterly Report on Form 10-Q for the nine months ended January 31, 2005, filed with the SEC on March 14, 2005;

(c) our definitive Proxy Statement for our 2004 annual meeting of stockholders, filed with the SEC on August 17, 2004;

(d) our most recent Current Reports on Form 8-K, filed with the SEC on April 5, 2005 and May 3, 2005; and

(e) the description of our common stock contained in our Registration Statement on Form 8-A12G (No. 000-27071) originally filed with the SEC on August 17, 1999, including all amendments.

These filings, our other annual, quarterly and current reports, our proxy statement and our other Securities and Exchange Commission filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.	500 West Madison
Room 1024	Suite 1400
Washington, D.C. 20549	Chicago, IL 60661

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Our common stock is quoted on the Nasdaq National Market under the symbol “AGIL,” and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations

1735 K Street, N.W.

Washington, D.C. 20006

We will also provide without charge to each person to whom we deliver a copy of this exchange offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Agile Software Corporation

Attn: Stock Administration

6373 Ignacio Avenue

San Jose, California 95119

or by emailing us at optionexchange@agile.com or telephoning us at (408) 284-4011 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time.

As you read the documents listed in this Section 17, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this exchange offer, you should rely on the statements made in the most recent document. The information contained in this exchange offer about Agile should be read together with the information contained in the documents to which we have referred you.

18. FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

This exchange offer and our SEC reports referred to in Section 17 above include “forward-looking statements.” When used in this exchange offer, the words “may,” “will,” “could,” “should,” “anticipates,” “believes,” “estimates,” “expects,” “intends” and “plans” as they relate to Agile, our subsidiaries or our management are intended to identify these forward-looking statements. All statements by us regarding expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasting trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. Any statement that is not a historical fact, including estimates, projections, future trends and the outcome of events that have not yet occurred, are forward-looking statements. We wish to caution you that the forward-looking statements in this exchange offer and our SEC reports referred to in Section 17 above are only predictions and that actual results may differ materially from those stated or implied in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including, without limitation, the risks described in our Annual Report on Form 10-K for the fiscal year ended April 30, 2004 and Quarterly Report on Form 10-Q for the nine months ended January 31, 2005.

We caution you to consider carefully these factors as well as the specific factors discussed with each specific forward-looking statement in this exchange offer and in our other filings with the Securities and Exchange Commission. These factors, in some cases, have affected, and in the future (together with other unknown factors) could affect, our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by the forward-looking statements expressed in this annual report. No assurance can be made that any expectation, estimate or projection contained in a forward-looking statement can be achieved.

You are also cautioned not to place undue reliance on forward-looking statements, which speak only as of the date made. As a general policy, we do not intend to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

SCHEDULE A

INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS

OF AGILE SOFTWARE CORPORATION

The directors and executive officers of Agile Software Corporation and their positions and offices as of June 30, 2005, are set forth in the following table:

NAME	POSITION AND OFFICES HELD	SHARES BENEFICIALLY OWNED	NUMBER OF ELIGIBLE OPTIONS	NUMBER OF NEW OPTIONS IF ALL ELIGIBLE OPTIONS EXCHANGED
Executive Officers
Bryan D. Stolle	Chief Executive Officer and Chairman of the Board	3,104,537[1]	1,816,950	605,650

Jay B. Fulcher	President and Chief Operating Officer	1,214,200[2]	514,200	171,400

Carolyn V. Aver	Executive Vice President and Chief Financial Officer	663,227[3]	171,450	57,150

Christopher Wong	Executive Vice President, Products and Technology	569,331[4]	108,900	36,300

Thomas Twietmeyer	Senior Vice President, Finance	177,798[5]	175,000	58,334

Non-Employee Directors
Klaus-Dieter Laidig	Director	46,666[6]	0	0
Gareth Chang	Director	54,166[7]	0	0
Nancy Schoendorf	Director	446,583	0	0
Ronald E.F. Codd	Director	57,917[8]	0	0
Paul Wahl	Director	79,166[9]	0	0

The address of each director and executive officer is: c/o Agile Software Corporation, 6373 San Ignacio Avenue, San Jose, California, 95119.

[1]	Includes options to purchase 2,005,838 shares exercisable within 60 days of June 30, 2005.
[2]	Includes options to purchase 1,214,200 shares exercisable within 60 days of June 30, 2005.
[3]	Includes options to purchase 663,227 shares exercisable within 60 days of June 30, 2005.
[4]	Includes options to purchase 569,331 shares exercisable within 60 days of June 30, 2005.
[5]	Includes options to purchase 175,000 shares exercisable within 60 days of June 30, 2005.
[6]	Includes options to purchase 25,000 shares exercisable within 60 days of June 30, 2005.
[7]	Includes options to purchase 54,166 shares exercisable within 60 days of June 30, 2005.
[8]	Includes options to purchase 47,916 shares exercisable within 60 days of June 30, 2005.
[9]	Includes options to purchase 79,166 shares exercisable within 60 days of June 30, 2005.

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SCHEDULE B

Stock Option Exchange Program: A Guide to Tax Issues in Austria

The following is a summary of the tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in Austria. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You should not be subject to tax as a result of the exchange of an eligible option for a new option.

Exercise of New Option

You will be subject to income tax and social insurance contributions when you exercise the new option. You will be taxed on the difference between the fair market value of the underlying shares on the date of exercise and the exercise price.

Sale of Shares

If you acquire shares upon exercise of your new option and sell the shares within 12 months of purchase, you will be subject to tax on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. However, you will not owe any tax if your total gain from the sale of the shares (and the sale of other moveable property) within one year after their acquisition and the sale of real estate within 10 (in some cases 15) years after its acquisition does not exceed €440 in a calendar year.

If you hold your shares for more than 12 months, you will generally not be subject to tax when you subsequently sell the shares.

You must report the taxable amount to the relevant tax authorities by the end of April of the year following the taxable event, provided that your annual gross salary exceeds €10,900, and provided further that the annual income not subject to income tax withholding exceeds €730. This limit is for other income, but not for capital gains.

Withholding and Reporting

We are required to withhold and report income tax and social insurance contributions to the extent the option is taxable at exercise (i.e., no exemption is available). In addition, we are required to withhold and report income tax and social insurance distributions on any deferred amounts at the time they become taxable. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. It is also your responsibility to report and pay any taxes as the result of the sale of the shares.

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Exchange Control Information

If you do not hold shares received pursuant to exercise with a bank in Austria, you must submit a report to the Austrian National Bank by using the form “Standmeldung.” An exemption applies if the value of the securities does not exceed €75,000. The reporting date is December 31; the deadline for filing the report is March 31 of the following year.

You will be subject to a separate reporting obligation if you elect to open a cash account with a broker outside of Austria. The opening of such an account must be reported to the Austrian National Bank. Additional reporting requirements apply if the transaction volume of all of your cash accounts abroad exceeds €75,000. If the transaction volume of such accounts exceeds €2.5 million, you will be required to make monthly reports of the movements and the balance of such accounts.

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SCHEDULE C

Stock Option Exchange Program: A Guide to Tax Issues in China

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in China. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You should not be subject to tax as a result of the exchange of an eligible option for a new option.

Exercise of New Option and Sale of Shares

Due to legal restrictions in China, you must use the cashless sell-all method of exercise, whereby all the shares you are entitled to at exercise are immediately sold and the proceeds less the option exercise price, applicable taxes and brokers’ fees, if any, are remitted to you in cash. The difference between the fair market value of the shares on the date of exercise and the option exercise price will be subject to income tax. In addition, you may also be subject to social insurance contributions on this amount.

Withholding and Reporting

We will be required to withhold and report for income tax purposes when you exercise your new option. We may also be required to withhold for social insurance purposes, but this result is currently uncertain. You will be responsible for paying any difference between the actual tax liability and the amount withheld (if any).

Legal Restrictions

Due to legal restrictions in China, you must use the cashless sell-all method of exercise.

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SCHEDULE D

Stock Option Exchange Program: A Guide to Tax Issues in France

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in France. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You should not be subject to tax as a result of the exchange of an eligible option for a new option.

Exercise of New Option

You will be subject to income tax and social security contributions on the difference between the fair market value of the underlying shares, measured at the date of exercise, and the option exercise price. This same amount will also be subject to employer paid social security tax. These payments will be due upon subsequent sale of the underlying shares.

Sale of Shares

When you sell the shares, you will pay capital gains tax on any additional gain.

Reporting

We must send to you, no later than 15 February of the year following the year of exercise of the new option, an individual statement providing the following information:

•	your employer’s corporate name, the place of location of its principal establishment and, if different, the place of location of its registered office;

•	the date on which the new option was granted and the date of exercise of the new option;

•	the number of shares acquired upon exercise and the option price; and

•	the excess discount, if any, at the time of grant based on the restriction for French qualified options.

At the same time, we must also send duplicates of the individual statements to the tax office (“Direction des Services Fiscaux”) with which we file our tax return.

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SCHEDULE E

Stock Option Exchange Program: A Guide to Tax Issues in Germany

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Germany. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You should not be subject to tax as a result of the exchange of an eligible option for a new option.

Exercise of New Option

When you exercise your new option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the option price. You also will be subject to social insurance contributions to the extent you have not already exceeded the applicable contribution ceiling.

Pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz), you may be able to deduct €154 per calendar year from the taxable amount because this income results from the purchase of stock in your employer’s parent company. You should consult with your tax advisor to determine if this deduction applies to your specific situation.

Sale of Shares

You will not be subject to tax when you subsequently sell shares provided you own the shares for at least 12 months, do not own 1% or more of Agile’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as business assets (this requirement should be met since you purchased the shares as an employee). However, please note that proposed legislation in Germany may require you to pay tax upon any gain realized from the sale of shares (calculated as the sale proceeds less the fair market value of the underlying shares at exercise), regardless of your ownership of Agile’s stated capital and how long the shares are held.

If you are subject to tax upon sale, you will be subject to tax on one-half of the gain as capital gain (less one-half of the sales related expenses). Furthermore, you will only be subject to tax if your total capital gain exceeds €512 in the relevant tax year. If this threshold is exceeded, you will be taxed on the full gain (and not only the gain in excess of €512).

Withholding and Reporting

We are required to withhold and report income tax and social insurance contributions (to the extent that you have not exceeded the applicable contribution ceiling) when you exercise the new options. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. It is your responsibility to report and pay any taxes due as a result of the sale of shares.

Exchange Control Information

Cross-border payments in excess of €12,500 must be reported monthly. If you use a German bank to carry out the cross-border payment in excess of €12,500 in connection with the purchase or sale of Agile shares, the bank will make the report. In addition, you must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, you must report your holding annually in the unlikely event that you hold shares representing 10% or more of the total or voting capital of Agile.

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SCHEDULE F

Stock Option Exchange Program: A Guide to Tax Issues in India

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in India. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You should not be subject to tax as a result of the exchange of an eligible option for a new option.

Exercise of New Option and Sale of Shares

Due to legal restrictions in India, you must use the cashless sell-all method of exercise, whereby all the shares you are entitled to at exercise are immediately sold and the proceeds less the option price, applicable taxes and brokers’ fees, if any, are remitted to you in cash. The difference between the sale proceeds and the option price will be taxed as salary income. You will not be subject to social insurance contributions.

Withholding and Reporting

We are required to withhold and report income tax when you exercise your new option. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax.

Exchange Control Information

Due to exchange control requirements in India, you must use the cashless sell-all method of exercise.

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SCHEDULE G

Stock Option Exchange Program: A Guide to Tax Issues in Italy

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Italy. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You should not be subject to tax as a result of the exchange of an eligible option for a new option.

Exercise of New Option and Sale of Shares

The difference between the value of the shares at exercise and the exercise price will be included in your ordinary taxable compensation. Any additional gain upon the sale of the shares will be treated as a capital gain, subject to the 12.5% capital gain tax.

Withholding and Reporting

We will withhold social insurance contributions and income taxes at the time of exercise. You are responsible for reporting any capital gain in your tax return and paying the capital gain tax due.

Exchange Control Information

Exchange control reporting is required if you transfer cash or shares to or from Italy in excess of €12,500 in a year or if you own shares overseas the value of which exceeds €12,500 at December 31 of the previous year. The applicable reporting must be made in your individual tax return.

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SCHEDULE H

Stock Option Exchange Program: A Guide to Tax Issues in Japan

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Japan. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You should not be subject to tax as a result of the exchange of an eligible option for a new option.

Exercise of New Option

When you exercise the new option, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the option price. This gain likely will be treated as “remuneration income” and will be taxed at your marginal tax rate. Social insurance contributions will not be due on gain at exercise.

Sale of Shares

If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares. You will be taxed on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. You may be eligible for a reduced tax rate, depending on the circumstances of the sale (e.g., whether you sell shares though a broker licensed in Japan). Please consult with your tax advisor regarding whether you will be eligible for a reduced tax rate.

Withholding and Reporting

We will likely not be required to withhold income tax contributions when you exercise your option. It is your responsibility to file a personal tax return and to report and pay any taxes resulting from the exchange, the exercise of your option and the sale of shares.

Exchange Control Information

If you intend to acquire shares whose value exceeds ¥100,000,000 in a single transaction, you must file a report with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of the shares. Please note that the reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.

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SCHEDULE I

Stock Option Exchange Program: A Guide to Tax Issues in Switzerland

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Switzerland. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You should not be subject to tax as a result of the exchange of an eligible option for a new option.

Exercise of New Option

You must pay tax at exercise on the difference between the fair market value of the shares at exercise and the option price of your new option.

Sale of Shares

You will not be subject to tax when you subsequently sell the shares acquired at exercise, provided the shares are held as private assets.

Wealth Tax

Shares received pursuant to option exercises will become part of your net wealth and will be subject to wealth tax which is levied at the cantonal level. Options are subject to wealth tax at pro memoria value (that is, no value until exercise). The specific rates for wealth tax vary depending upon a number of factors, including the particular canton, the net wealth of the individual, etc. Please consult your tax advisor to determine how the wealth tax applies to your specific situation.

Withholding and Reporting

If you are a Swiss national resident in Switzerland or a foreign employee holding a “C” residence permit, we will not withhold income tax at the time of grant, vesting, exercise, or subsequent sale of shares. We will include your taxable income (on grant, vesting or exercise, but not sale) on your annual “certificate of salary” which will be issued to you at the end of or shortly after the end of the calendar year of the taxable event. It is your responsibility to attach the “certificate of salary” to your tax return and pay any taxes resulting from the exercise of your options. We will withhold social insurance contributions.

If you are a foreign employee holding a “B” permit, or if you are for any other reason an employee subject to income taxation at source, we will withhold and report income tax and social insurance contributions. Depending on the amount of your annual income in Switzerland, you may be required to file a tax return and to pay additional taxes (or to receive a refund) when the Tax Administration computes your exact amount of taxes based on your tax return.

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SCHEDULE J

Stock Option Exchange Program: A Guide to Tax Issues in Taiwan

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Taiwan. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You should not be subject to tax as a result of the exchange of an eligible option for a new option.

Exercise of New Option

When you exercise the new option, you be subject to income tax on the difference between the fair market value of the shares at exercise and the option price. You will not be subject to social insurance contributions on this amount.

Sale of Shares

If you acquire shares upon exercise, you will not be subject to tax (other than the securities transaction tax) on the capital gains when you subsequently sell the shares.

Withholding and Reporting

We will not be required to withhold income tax when you exercise your option, but will report the exercise to the tax authorities. It is your responsibility to file a tax return and pay any taxes resulting from the exercise.

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SCHEDULE K

Stock Option Exchange Program: A Guide to Tax Issues in the United Kingdom

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in the United Kingdom. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You should not be subject to tax as a result of the exchange of an eligible option for a new option.

Exercise of New Option

You will be subject to tax when you exercise your new option. Income tax will be charged on the difference between the fair market value of the stock on the date of exercise and the option price (the “Spread”). We will be responsible for tax withholding under the Pay As You Earn system in relation to the tax due on the gain realized on exercise of your option and, therefore, for paying the income tax withheld to the UK Inland Revenue on your behalf. We will require you to pay to us the amount we will be required to remit to the Inland Revenue on your behalf. If you fail to pay to your employer the income tax due within 90 days of the date of exercise of your option, you will be deemed to have received a further taxable benefit equal to the amount of income tax due. This will give rise to a further income tax charge.

Subject to comments in the next paragraph, you will also be subject to the employees’ portion of National Insurance Contributions (“NICs”) on the Spread at exercise of your new option. Employees’ NICs are payable at the rate of 11% up to the upper earnings limit set for employees’ NICs purposes and, in addition, 1% NICs will apply on earnings in excess of the upper earnings limit without limit.

If you were granted eligible options between 6 April 1999 and 19 May 2000 inclusive, which were underwater on 7 November 2000, you may be exempt (either entirely or in part) from NICs liability on the exercise of new options granted to replace those options. You should consult your tax advisor regarding whether favorable NICs treatment will apply to your new option.

Sale of Shares

When you sell your shares, you will be subject to capital gains tax. Your taxable gain upon sale of shares will be calculated as the difference between the sale proceeds and the fair market value of the shares at exercise.

Withholding and Reporting

We are required to withhold and report income tax and NICs on the Spread at exercise. If the amount withheld is not sufficient to cover your actual liability, you will be responsible for paying the deficiency. In addition, you will be responsible for paying any taxes owed as a result of the sale of the shares.

You will also be required to report the exercise of your options and the subsequent disposal of your shares on your annual UK Tax Return.

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SCHEDULE L

Stock Option Exchange Program: A Guide to Tax Issues in the United States

The following is a summary of the material federal income tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in the United States. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. This summary is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations, as of the date of the offer to exchange, all of which are subject to change. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the federal, state and local tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to U.S. federal income tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to U.S. federal income tax when the new option is granted to you.

Exercise of New Option

Your new option will be granted as a non-qualified stock option for U.S. tax purposes. Because the underlying shares will be subject to risk of forfeiture restrictions, when you exercise the new option, you will not be subject to U.S. federal income tax until the shares vest, unless you file an 83(b) election with the IRS within 30 days of grant, as discussed below. If you file an 83(b) election, you will have taxable income at exercise. Upon vesting (or grant if you file an 83(b) election), the tax will apply to the difference between the exercise price of the option and the fair market value of the shares that have vested (or as to which the option has been granted if you file an 83(b) election).

Section 83(b) Election

You do have a right to make the election as provided in Section 83(b) of the Internal Revenue Code. The decision to make a Section 83(b) election is a highly technical one, and should include, among other considerations, the availability to you of cash sufficient to cover the taxes (through the withholding payment to the company) before the shares become marketable by you, your assessment of potential future market value changes in our stock, and the risk that events might prevent your continued employment by us, such that vesting of the restricted stock might not occur. In that event you would have paid tax on shares that are forfeited, and you would not be able to recoup the tax. You should contact your financial and tax advisors with respect to this critical question. A valid election under Section 83(b) must be made by you through appropriate filings with the U.S. Internal Revenue Service within 30 days of the grant of the new option.

Sale of Shares

At the time you sell shares acquired on exercise of the new option, you will be subject to tax (or realize a loss) based on the difference between the fair market value of the shares on the day they vested (or grant date if you filed an 83(b) election) and the amount realized on the sale. Such gain or loss at disposition of the shares is treated as a capital gain or loss.

Withholding and Reporting

Any income recognized upon vesting or exercise of the new options will constitute wages for which withholding will be recognized. Your employer will be entitled to a tax deduction in the same amount as the income recognized.

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